Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, relating to the consolidated financial statements and financial statement schedule of Moelis & Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 27, 2019, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2019